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FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Announces Management Team Change, Appoints New Independent Director

Wuxi, Jiangsu Province, China, - March 31, 2008 - China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), which through its wholly owned subsidiaries and affiliates manufactures and sells industrial equipment for use in the textile and energy related industries in the People’s Republic of China, announced today that its Chief Financial Officer, Ms. Judy Ye, will resign as CFO due to personal reasons and will assume the role of financial consultant to the Company effective March 31, 2008. Assuming the CFO position will be Mr. Adam Wasserman, who was the company’s CFO prior to Ms. Ye’s appointment in February 2008. The Company also announced the election of Gerry Goldberg to the post of independent director to the Company’s Board of Directors.

Mr. Adam Wasserman brings with him several years of accounting and financial management experience. In addition to his role as CFO of China Wind Systems, Inc., Mr. Wasserman is the CEO of CFO Oncall, Inc., an accounting consulting firm, which he founded in 1999. Mr. Wasserman also serves as the CFO of Transax International Limited, since 2005, the CFO of Lotus Pharmaceuticals, Inc., since October 2006, and the CFO for Gold Horse International, Inc., since July 2007. From 1999 to 2005, Mr. Wassermann served as a CFO consultant and advisor to several companies involved in wholesale, technology, distribution, medical, retail, and services industry. From 1991 to 1999, Mr. Wasserman served as an audit manager, with Millward & Company, an accounting firm that was acquired by American Express Tax & Business Services, 1997. Prior to this, Mr. Wasserman worked as a senior auditor and staff accountant with Deloitte & Touche, LLP. Mr. Wasserman holds a BS from the State University of New York at Albany, and is a member of The American Institute of Certified Public Accountants (AICPA), as well as the treasurer and executive board member of the Gold Coast Venture Capital Association.

Mr. Gerry Goldberg is a chartered accountant and a senior partner at the accounting firm, Schwartz Levitsky Feldman, LLP, (SLF), Toronto, Canada, a member firm of a Group which is ranked among the 10 largest accounting firms in Canada. Mr. Goldberg heads SLF’s audit division. He is also the President for SLF Capital Markets Inc. Prior to joining SLF, Mr. Goldberg served as a partner at the accounting firm, Grant Thornton, LLP, where he worked for over 10 years. Mr. Goldberg brings with him more than 30 years of experience in the accounting profession. Mr. Goldberg has been the audit partner for a number of publicly-traded Chinese companies.

“We are very pleased to have Mr. Adam Wasserman rejoin China Wind Systems as our Chief Financial Officer,” said Mr. Jianhua Wu, CEO of China Wind Systems. “Adam’s proven track record for teamwork as well as his insight into U.S. and Chinese businesses, U.S. GAAP and SEC filings will benefit our company,” added Mr. Wu.

“We are also delighted that Mr. Gerry Goldberg is joining our board as an independent director. Mr. Goldberg brings with him extensive accounting experience with U.S. and Chinese companies, which will significantly enhance our corporate governance,” Mr. Wu concluded.

China Wind Systems has two other independent boards of directors. They are, Mr. Xi Liu and Mr. Shike Zhu. Mr. Liu joined WAM Bulk Handling Machinery (Shanghai) Co., Ltd., as a purchasing and sourcing manager, 2005. Prior to that, Mr. Liu served as an engineer and later as an assistant purchasing manger of the Purchasing Department, China FAW Group Corporation, 2005-1989. Mr. Liu holds a degree in metal material and heat treatment, Jiangsu University of Technology, 1989. Mr. Shike Zhu is the Chairman of HuaiNan TianRui Goods & Materials Co., Ltd, 2003 to present. Mr. Zhu also serves as Director, TianRi Rubber Products Co., Ltd, 1998 to present. Mr. Zhu is a graduate of Zhejiang TV University.

About China Wind Systems, Inc.

China Wind Systems, through its affiliates, Huayang Dye Machine and Huayang Electrical Power Equipment, manufactures and sells industrial equipment for use in the textile and energy related industries in China. Since August 2007, the Company has shifted its strategy to focus on the growing wind energy industry in China, and has begun to supply high precision rolled rings to companies in the wind power energy industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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